Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

ACQUIRES TWO COMMUNITIES

AND CLOSES ON SALE OF FOUR NON-CORE COMMUNITIES

The Company also refinances existing debt at favorable rates

DALLAS – (BUSINESS WIRE) – January 29, 2015 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior living communities, today announced the completion of three transactions that will strengthen the Company’s operating portfolio and enhance its cash position to provide for further growth: the acquisition of two senior living communities, the disposition of four non-core communities and the refinance of an existing community loan. The Company also announced that it recently executed early rate locks on refinancing transactions associated with two communities at an average interest rate of approximately 3.85%, both of which are expected to close by the end of the first quarter of 2015.

“We are extremely pleased to add two high-occupancy communities with excellent financial and operating metrics to our consolidated operations and to complete the sale of the four communities that are not core to Capital Senior,” said Lawrence A. Cohen, the Company’s Chief Executive Officer. “The completed loan refinance reflects the appreciation in value of this owned community and allows the Company to continue to benefit from historically low interest rates and fix this debt at attractive rates while extending the maturity to 2025, as do the two additional refinancings which will be completed in the first quarter. On a net basis, the completed and upcoming transactions announced today provide us with $35 million in incremental cash proceeds that we will use to continue to invest in the acquisition of high-performing communities, enhance our cash reserves and pay off short-term bridge loans.”

The two acquired communities were purchased for $32.8 million. One of the transactions was completed in mid-December and the other in mid-January. They are comprised of 127 assisted living units and are located in regions in which the Company already has extensive operations. The communities are financed with $24.5 million of 10-year fixed-rate debt that is non-recourse to the Company with a blended interest rate of 4.41%.

The Company is conducting due diligence on additional acquisitions of high-quality senior living communities in states with extensive existing operations totaling approximately $45 million. Subject to completion of customary closing conditions, the acquisitions are expected to close in the first half of 2015.

In January, the Company sold the four non-core communities for $36.5 million and will receive approximately $18.0 million in net proceeds after relieving the debt associated with the communities and paying customary transaction and closing costs. The communities sold were comprised of 547 independent living units. The net effect of the reinvestment of these proceeds in high-quality communities is expected to be accretive.

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In December, the Company refinanced the debt associated with one community, lowering the interest rate and yielding $9.3 million in incremental cash proceeds from the new loan after customary transaction and closing costs. The new mortgage is $18.9 million with a 4.46% fixed interest rate and matures in January 2025. The new mortgage replaced $8.4 million of fixed-rate debt with an interest rate of 5.75% that was set to mature in March 2017.

The Company executed early rate lock agreements on $45.0 million of mortgage debt for two communities at an interest rate of approximately 3.85% with a 10-year maturity. These new mortgages will close by the end of the first quarter of 2015. This debt will refinance an existing mortgage of $8.0 million with an interest rate of 5.46% due to mature in August 2015 and one short-term bridge loan of $21.6 million with floating rate interest of 2.92% due to mature July 2016. Net proceeds from these two refinance transactions will total approximately $15.0 million. The Company plans to use these proceeds to pay off two short-term, floating-rate bridge loans totaling $14.0 million.

Additional highlights of the acquisitions, refinance and rate locks include:

Acquired Communities

•	Increases annual revenue by $5.2 million

•	Increases CFFO by $1.2 million, or $0.04 per share

•	Improves earnings by $0.4 million, or $0.02 per share

•	Average monthly rent for the communities is approximately $3,606

Mortgage Debt Refinance

•	$18.9 million of 10-year fixed-rate mortgage debt at 4.46%

•	129 basis point reduction in the fixed-debt interest rate

•	Cash proceeds to the Company of $9.3 million

•	Extends maturity to 2025

Mortgage Rate Locks

•	$45.0 million of 10-year fixed-rate mortgage debt at 3.85%

•	Net proceeds of $15.0 million upon the refinance of the two mortgages

•	Proceeds used to pay off short-term bridge loans of $14.0 million

The Company also noted that the previously-announced plan to convert 360 independent living units to assisted living units at certain communities remains on or ahead of schedule. As of December 31, 2014, approximately 207 units had been converted with the remainder expected to be completed by the middle of 2015.

ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 114 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 15,000 residents.

Contact Carey Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

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